Exhibit 99.1
Company Contacts: Universal Power Group, Inc 469.892.1122 Mimi Tan, SVP tanm@upgi.com	Investor Relations: Lambert, Edwards & Associates 616.233.0500 Jeff Tryka, Ryan McGrath rmcgrath@lambert-edwards.com

Universal Power Group Announces Departure of CEO

CARROLLTON, Texas — Jan. 22, 2009 — Universal Power Group, Inc. (NYSE Alternext US: UPG), a leading provider of third-party logistics and supply chain management services, and a distributor of batteries and power accessories, announced today that Randy Hardin, Chief Executive Officer, President and a Director of Universal Power Group, resigned yesterday from all of his positions with the Company to pursue other career opportunities and that Ian Edmonds, Executive Vice President and COO of the Company, will serve as Interim President and Chief Executive Officer.

About Universal Power Group, Inc.

Universal Power Group, Inc. is a leading provider of third-party logistics and supply chain management services, and a distributor of batteries and power accessories to various markets. UPG's supply chain services include procurement, warehousing, inventory management, distribution, fulfillment, and value-added services such as sourcing, custom battery pack assembly, coordination of battery recycling efforts, custom kitting, and product design and development. UPG's range of product offerings include proprietary brands of industrial and consumer batteries of all chemistries, chargers, cellular and Bluetooth accessories, jump-starters, 12-volt accessories, solar panels, and security products. For more information, please visit the UPG website at www.upgi.com.

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